EXHIBIT 99.1

NEWS RELEASE

AMERICAN EAGLE

OUTFITTERS

Reports Record Third Quarter EPS of $0.47

versus $0.39 from Continuing Operations Last Year;

Comparable Store Sales Increase 13.6%;

Provides Fourth Quarter EPS Guidance

Warrendale, PA, November 15, 2005 - American Eagle Outfitters, Inc. (NASDAQ: AEOS) today announced its consolidated financial results for the third quarter ended October 29, 2005.

Third Quarter Ended October 29, 2005

  Total sales increased 20.5% to $577.7 million from $479.6 million for the quarter ended October 30, 2004.

  Comparable store sales increased 13.6%, compared to a 26.8% comparable store sales increase for the corresponding period last year.

  Gross profit for the quarter increased to $269.4 million, or 46.6% as a percent to sales, from $233.9 million, or 48.8% as a percent to sales last year. The decline in gross profit as a percent to sales compared to last year was due primarily to a lower merchandise margin, partially offset by the leveraging of rent expense.

  Operating income for the quarter increased to $113.3 million, or 19.6% as a percent to sales, from $96.9 million, or 20.2% as a percent to sales last year.

  Net income for the quarter increased to $73.3 million, or $0.47 per share on a diluted basis, from net income of $57.9 million, or $0.38 per share on a diluted basis last year (which included a $0.01 loss from discontinued operations).

Year-to-Date for the Nine Months Ended October 29, 2005

  Total sales increased 28.0% to $1.545 billion from $1.207 billion for the nine months ended October 30, 2004.

  Comparable store sales increased 19.8%, compared to a 17.5% comparable store sales increase for the same nine month period last year.

  Gross profit for the period increased to $719.5 million, or 46.6% as a percent to sales, from $545.4 million, or 45.2% as a percent to sales last year. The increase in gross profit as a percent to sales compared to last year was due primarily to the leveraging of rent expense.

  Operating income for the period increased to $286.9 million, or 18.6% as a percent to sales, from $191.0 million, or 15.8% as a percent to sales last year.

  Net income for the period increased to $186.6 million, or $1.19 per share on a diluted basis, from net income of $112.4 million, or $0.75 per share on a diluted basis last year (which included a $0.04 loss from discontinued operations).

During the quarter, the Company completed the repurchase of 6.0 million shares of common stock for approximately $139 million, which were available under the Company's repurchase program authorization.

Management indicated that it expects fourth quarter earnings per share to be in the range of $0.73 to $0.75. This compares to earnings of $0.70 per share from continuing operations in the fourth quarter of last year.

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At 9:00 a.m. Eastern Standard Time, on November 15, 2005, the Company's management team will host a conference call to review the financial results. To listen to the call, dial 877-601-0864 at least ten minutes prior to the start of the call. The conference call will also be simultaneously broadcast over the Internet at www.ae.com. A replay will be available beginning November 15th at 12:00 p.m. Eastern Standard Time through November 29th. To listen to the replay, dial 800-642-1687 and reference confirmation code 9827606#. An audio replay of the conference call will also be available at www.ae.com.

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American Eagle Outfitters (NASDAQ: AEOS) is a leading lifestyle retailer that designs, markets, and sells its own brand of relaxed, casual clothing for 15 to 25 year olds, providing high-quality merchandise at affordable prices. AE's collection includes modern basics like jeans, cargo pants, and graphic Ts as well as a stylish assortment of cool accessories, outerwear and footwear. American Eagle Outfitters currently operates 797 AE stores in 50 states, the District of Columbia and Puerto Rico, and 71 AE stores in Canada. AE also operates via its Web business, www.ae.com, which offers additional sizes and styles of favorite AE merchandise. The company plans to open MARTIN + OSA, a new sportswear concept targeting 25 to 40 year old women and men, in the fall of 2006. For additional information and updates visit www.martinandosa.com.

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"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements, which represent our expectations or beliefs concerning future events, specifically regarding fourth quarter earnings. All forward-looking statements made by the Company involve material risks and uncertainties and are subject to change based on factors beyond the Company's control. Such factors include, but are not limited to the risk that our fourth quarter sales, markdowns and/or earnings expectations may not be achieved, and those other risks described in the "Management's Discussion and Analysis of Financial Condition and Results of Operations" section of the Company's filings with the Securities and Exchange Commission. Accordingly, the Company's future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. The Company does not undertake to publicly update or revise its forward-looking statements even if future changes make it clear that projected results expressed or implied will not be realized.

AMERICAN EAGLE OUTFITTERS, INC. CONDENSED CONSOLIDATED BALANCE SHEETS (Dollars in thousands)
	October 29, 2005	January 29, 2005	October 30, 2004
	(Unaudited)		(Unaudited) (Restated)
ASSETS
Cash, cash equivalents and short-term investments	$556,375	$589,607	$384,640
Merchandise inventory	253,476	137,991	204,972
Other current assets	106,692	100,042	95,298
Total current assets	916,543	827,640	684,910
Property and equipment, net	351,855	353,213	375,042
Goodwill, net	10,136	10,136	10,136
Long-term investments	123,461	84,416	34,155
Other assets, net	26,588	18,254	25,355
Total Assets	$1,428,583	$1,293,659	$1,129,598

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable	$104,386	$76,344	$84,303
Accrued compensation and payroll taxes	48,732	36,008	39,985
Accrued rent	49,473	45,089	42,164
Accrued income and other taxes	17,257	33,926	27,646
Unredeemed stored value cards and gift certificates	19,065	32,724	15,451
Current portion of deferred lease credits	10,422	9,798	10,147
Other current liabilities	15,858	16,152	12,489
Total current liabilities	265,193	250,041	232,185
Deferred lease credits	64,021	57,758	58,678
Other non-current liabilities	29,667	22,374	24,960
Total non-current liabilities	93,688	80,132	83,638
Total stockholders' equity	1,069,702	963,486	813,775
Total Liabilities and Stockholders' Equity	$1,428,583	$1,293,659	$1,129,598

Current Ratio	3.46	3.31	2.95

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AMERICAAN EGLE OUTFITTERS, INC. CONSOLIDATED STATEMENTS OF OPERATIONS (Dollars and shares in thousands, except per share amounts) (Unaudited)
	Three Months Ended		Nine Months Ended
	October 29, 2005	October 30, 2004	October 29, 2005	October 30, 2004
		(Restated)		(Restated)

Net sales	$577,665	$479,585	$1,545,004	$1,207,217
Cost of sales, including certain buying, occupancy and warehousing expenses	308,298	245,727	825,497	661,786
Gross profit	269,367	233,858	719,507	545,431
Selling, general and administrative expenses	137,324	119,642	377,222	304,443
Depreciation and amortization	18,746	17,345	55,429	49,969
Operating income	113,297	96,871	286,856	191,019
Other income (expense), net	4,083	(645)	11,507	786
Income before income taxes	117,380	96,226	298,363	191,805
Provision for income taxes	44,023	37,521	111,788	74,517
Income from continuing operations, net of tax	73,357	58,705	186,575	117,288
Income (loss) from discontinued operations, net of tax	(37)	(807)	37	(4,862)
Net income	$73,320	$57,898	$186,612	$112,426

Basic per common share amounts:
Income from continuing operations	$0.48	$0.40	$1.22	$0.81
Loss from discontinued operations	-	-	-	(0.03)
Net income per basic common share	$0.48	$0.40	$1.22	$0.78

Diluted per common share amounts:
Income from continuing operations	$0.47	$0.39	$1.19	$0.79
Loss from discontinued operations	-	(0.01)	-	(0.04)
Net income per diluted common share	$0.47	$0.38	$1.19	$0.75

Weighted average common shares outstanding - basic	152,776	146,004	152,767	144,506
Weighted average common shares outstanding - diluted	155,987	151,570	156,658	148,937
Total gross square footage at end of period:			4,719,741	4,489,606
Store count at end of period:			864	839

Company Contact:	Financial Media Contact:
Judy Meehan	Berns Communications Group
724-776-4857	Stacy Berns/Melissa Jaffin
212-994-4660